UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2013

ALLIANCE HEALTHCARE SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16609	33-0239910
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Bayview Circle, Suite 400
Newport Beach, CA 92660
(Address of principal executive offices, including zip code)

(949) 242-5300
(Registrant’s telephone number, including area code)

Not Applicable
(Former address of principal executive offices)
_______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a - 12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01: Regulation FD Disclosure.

Alliance HealthCare Services, Inc. (the “Company”) is seeking, subject to market and other conditions, commitments from its existing lenders for a $70 million partial exercise of the incremental term loan facility under its existing senior secured credit agreement (the “Credit Agreement”).  The Company intends to use the net proceeds from the borrowings under the incremental term loan facility, together with borrowings under its revolving credit facility and cash on hand, to redeem all of its outstanding 8.0% Senior Notes due 2016 (the “Notes”) in December 2013.

The redemption of the Notes is contingent on obtaining necessary commitments for the incremental term loan facility and receipt of requisite consents to related amendments to  the Credit Agreement, which the Company cannot assure that it will be able to obtain.  If the Company does not obtain the necessary commitments or required consents, the Company may not redeem all or any portion of the outstanding Notes.

Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements relating to future events, including statements related to the proposed incremental term loan facility, receipt of the related requisite consents, and the proposed use of the proceeds therefrom, together with other cash and borrowings, to redeem the Notes.  Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include the risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC.  These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2013		/s/ HOWARD K. AIHARA
	Name:	Howard K. Aihara
	Title:	Executive Vice President and Chief Financial Officer